Filed Pursuant to Rule 424(b)(2)
Registration No. 333-177901

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 10, 2011)

U.S. $1,000,000,000

Boeing Capital Corporation

Medium-Term Notes, Series XIII

Due from 9 Months to 30 Years from Date of Issue

We plan to offer and sell the Notes with various terms. We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Investing in the Notes involves certain risks including those described in the “Risk Factors” section beginning on page S-2 of this prospectus supplement and beginning on page 2 of the attached prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the attached prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell the Notes to the Agents, who are named below, as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable best efforts on our behalf. We may also sell the Notes without the assistance of the Agents (whether acting as principal or as agent).

BofA Merrill Lynch

Barclays Capital

Citigroup

Credit Suisse

J.P. Morgan

Morgan Stanley

The date of this prospectus supplement is February 10, 2012.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any related free writing prospectus required to be filed with the Securities and Exchange Commission. We have not, and the Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any such free writing prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since this date.

References in this prospectus supplement to “BCC”, “we”, “us” or “our” are to Boeing Capital Corporation.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our Notes from time to time.

This prospectus supplement provides you with certain terms of the Notes and supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

Each time we issue Notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the Notes being offered. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to us to set or negotiate individualized terms for Notes means that there will be transactions that are quite complex. Often the terms of the Notes differ from the terms described in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

RISK FACTORS

Your investment in the Notes involves certain risks, not all of which are described in this prospectus supplement. You should consult your own financial and legal advisors about the risks presented by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. In consultation with your own legal and financial advisors, you should carefully consider, among other matters, the following discussion of risks as well as other information we include or incorporate by reference in this prospectus supplement and the attached prospectus and any applicable pricing supplement, including the risk factors in our most recently filed Annual Report on Form 10-K and our most recently filed quarterly reports on Form 10-Q. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment.

The market value of the Notes may be affected by factors in addition to credit ratings.

Our credit ratings reflect the rating agencies’ opinion of our ability to pay our obligations. Actual or anticipated changes in our credit ratings will generally affect the value of your Notes. Our credit ratings however, may not reflect fluctuations in the market value of the Notes as a result of changes in prevailing interest rates, our credit spreads or other factors.

Our credit ratings may not reflect the potential impact of all risks on the market value of the Notes.

If you purchase redeemable Notes, we may choose to redeem Notes when prevailing interest rates are relatively low.

If your Notes will be redeemable at our option, we may choose to redeem your Notes from time to time. Prevailing interest rates at the time we redeem your Notes would likely be lower than the rate borne by the Notes as of their original issue date. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell your Notes as the redemption date approaches.

We cannot assure that a trading market for your Notes will ever develop or be maintained.

There is currently no secondary market in which the Notes can be resold, and there can be no assurance that a secondary market will ever develop. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your Notes if or when you want or at a price that you consider appropriate. In evaluating the Notes, you should assume that you will be holding the Notes until their maturity.

Floating rate Notes have additional risks that conventional fixed-rate Notes do not.

If your Notes bear interest at a floating rate, including at a rate based upon the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate, or other such interest rate basis or interest rate formula specified in the applicable pricing supplement, it will be subject to additional significant risks not associated with a conventional fixed-rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest in the future as a result of such fluctuations. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your floating-rate Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Holders of indexed Notes are subject to important risks that are not associated with more conventional debt securities.

If you invest in indexed Notes, you will be subject to significant additional risks not associated with conventional fixed-rate or floating-rate debt securities. These risks include the possibility that the particular index or indices or other reference asset may be subject to fluctuations, and the possibility that you will receive a lower, or no, amount of principal, premium or interest. In recent years, many securities, currencies, commodities, interest rates, inflation rates, indices and other reference assets have experienced significant volatility, and this volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your indexed Notes. Some of the additional risks that you should consider in connection with an investment in indexed Notes are as follows:

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You may lose some or all of your principal amount. The principal amount of an indexed note may or may not be fully “principal protected.” A note that is not fully “principal protected” means that the principal amount you will receive at maturity may be less than the original purchase price of the indexed note. It also is possible that no principal amount will be repaid. In addition, all Notes, even those that are fully “principal protected”, are subject to credit risk.

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Your yield may be less than the yield on a conventional debt security of comparable maturity. Due to the contingent nature of any payments on indexed Notes, any yield on your investment in an indexed note (whether or not the principal amount is indexed) may be less than the overall return you would earn if you purchased a conventional fixed-rate or floating-rate debt security at the same time and with the same maturity date.

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The existence of a multiplier or leverage factor may result in the loss of your principal and interest. Some indexed Notes may have interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item. This is referred to as a multiplier or leverage factor. A multiplier or leverage factor in a principal or interest index will increase the risk that no principal or interest will be paid.

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Payment on the indexed note prior to maturity may result in a reduced return on your investment. The terms of an indexed note may require that the indexed note be paid prior to its scheduled maturity date. That early payment could reduce your anticipated return. In addition, you may not be able to invest the funds you receive upon such payment in a new investment that yields a similar return.

•	Historical changes in an index or other reference asset may not be indicative of future changes. Changes in a reference asset that have occurred in the past are not necessarily indicative of the range of, or trends in, changes that may occur in the future. You should not rely on any historical changes or trends in the reference asset underlying an indexed note as an indicator of future changes. Fluctuations in a reference asset result from a variety of factors that we do not control and cannot predict. Such changes may impact the rate of interest payable and the return of principal on your indexed Notes.

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No statutory, judicial or administrative authority directly addresses the characterization for United States federal income tax purposes of some types of indexed Notes. As a result, significant United States federal income tax consequences of an investment in those indexed Notes are not certain. We are not requesting, and will not request in the future, a ruling from the United States Internal Revenue Service (the “IRS”) for any of the indexed Notes we may offer, and we give no assurance that the IRS will agree with the statements made in this prospectus or in the applicable pricing supplement.

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Your investment return may be less than a comparable direct investment in the applicable reference asset or in a fund that invests in that reference asset. A direct investment in the applicable reference asset or in a fund that invests in that reference asset would allow you to receive the full benefit of any appreciation in the price of the reference asset, as well as in any dividends or distributions paid on any shares of capital stock, if any, that constitute the reference asset. The Notes may not provide you the same return. An investment in indexed Notes also exposes you to credit risk that a direct investment in the applicable reference asset or in a fund that invests in that reference asset does not.

The United States federal income tax consequences of Indexed Notes and certain other Notes will depend on the terms of such Notes and may be uncertain.

Notes issued hereunder may have particular terms that result in uncertain treatment of those Notes for United States federal income tax purposes. For example, the terms of certain Notes may cause them to be treated other than as indebtedness for United States federal income tax purposes, or to be subject to special rules such as the contingent payment debt instrument rules under Section 1.1275-4 of the Treasury regulations promulgated under the Code. To the extent that the United States federal income tax consequences of any particular Note differ from the tax consequences described below under “United States Federal Income Taxation,” the tax consequences of such Note will be described in the applicable pricing supplement.

During periods of reduced inflation or deflation, the interest rate applicable to CPI-linked Notes for any interest period could be as low as zero.

During periods of reduced inflation or deflation, the amount of interest payable on Notes linked to the U.S. Consumer Price Index, or “CPI,” will decrease and could be as low as zero. This also may have an impact on the trading prices of CPI-linked Notes, especially during periods of significant and rapid changes in the CPI.

Exchange Rates and Exchange Controls May Adversely Affect Your Foreign Currency Securities or Currency Indexed Securities.

If you invest in foreign currency securities or currency indexed securities, there will be significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar based indices. These risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment or indexed currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and this volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency securities or currency indexed securities, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your securities and, generally, in the U.S. dollar-equivalent market value of your securities. The currency risks with respect to your foreign currency securities or currency indexed securities may be further described in the applicable pricing supplement.

Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country’s central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency securities or currency indexed securities for U.S. dollar based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the foreign currency securities or currency indexed securities if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments affecting the U.S. dollar or any applicable currency occur.

The paying agent will make all calculations relating to your foreign currency securities or currency indexed securities. All of these determinations will, in the absence of clear error, be binding on holders of the securities.

There May Be Risks Associated with Foreign Currency Judgments.

The indenture and the securities referred to in this prospectus supplement and the prospectus will be, except to the extent described in a pricing supplement, governed by, and construed in accordance with, the laws of the State of New York. An action based upon an obligation payable in a currency other than U.S. dollars may be brought in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether, in granting a judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency securities would bear the risk of exchange rate fluctuations between the time the amount of judgment is calculated and the time the foreign currency was converted into U.S. dollars and paid to the holders.

You should consult your own financial and legal advisors as to the risks entailed by an investment in foreign currency securities. These securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

DESCRIPTION OF OUR BUSINESS AND OUR COMPANY

We are a wholly owned subsidiary of The Boeing Company. In the commercial aircraft market, we facilitate, arrange, structure and provide selective financing solutions for Boeing’s Commercial Airplanes customers. In the space and defense markets, we primarily arrange and structure financing solutions for Boeing’s Defense, Space & Security customers.

We and Boeing entered into a support agreement on December 23, 2003 with the following principal features:

•	Boeing will maintain 51% or greater ownership of us,

•	Boeing will make contributions to us if our fixed-charge coverage ratio falls below 1.05-to-1 on a four-quarter rolling basis, and

•	Boeing will make contributions to us, if needed, to maintain our tangible net worth at a level of at least $50 million.

The support agreement may not be modified or terminated unless (a) the holders of at least two-thirds of the aggregate principal amount of our debt then outstanding consent to a modification or termination or (b) the modification or termination does not adversely affect the credit ratings of our debt (as determined by each of Moody’s, Standard & Poor’s, and Fitch that rates our debt at the time of the modification or termination). “Debt” for purposes of the support agreement means all present or future indebtedness of Boeing Capital for borrowed money, evidenced by bonds, debentures, notes or similar instruments, excluding intercompany indebtedness. The support agreement is not a guarantee of any of our indebtedness, and is not directly enforceable against Boeing by third parties. The holders of more than 50% of the aggregate outstanding principal amount of all debt have the right to demand that Boeing Capital enforce its rights with respect to the obligations of Boeing listed above.

We operate primarily out of our headquarters located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98057 ((425) 965-4000).

The Boeing Company is not the issuer of the notes and is not a guarantor of the notes.

DESCRIPTION OF NOTES

The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the indenture under which the Notes will be issued, which is an exhibit to our shelf registration statement. The following description of the offered Notes supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading “The Debt Securities” in the prospectus that is attached. The following description will apply to each Note unless otherwise specified in the pricing supplement.

General

We plan to offer and sell the Notes with various terms, including the following:

•	Ranking as our senior or subordinated indebtedness;

•	Stated maturities of 9 months to 30 years from date of issue;

•	Redemption and/or repayment provisions, whether mandatory, at our option, at the option of the holders or no options at all;

•	Payments in U.S. dollars or one or more foreign currencies;

•	Minimum denominations of $1,000 or other specified denominations for foreign currencies;

•	Book entry (through The Depository Trust Company (“DTC”));

•	Interest payments on fixed rate Notes on each May 15 and November 15;

•	Interest payments on floating rate Notes on a monthly, quarterly, semiannual or annual basis; and

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Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier.

The Notes will be offered on a continuous basis and may be issued as senior notes or subordinated notes.

Senior notes are “senior securities”, as described in the attached prospectus, and rank equally with all of our unsecured senior debt. Subordinated notes are “subordinated securities”, as described in the attached prospectus, and are junior in right of payment to all of our Senior Indebtedness as defined in the prospectus under “The Debt Securities — Certain Covenants”. The amount of any Senior Indebtedness then outstanding will be specified in the applicable subordinated note pricing supplement. The senior and subordinated notes are our direct and unsecured obligations.

The Notes offered by this prospectus supplement will form a part of the Medium-Term Notes, Series XIII, Due from 9 Months to 30 Years from Date of Issue issued under the indenture referred to in the attached prospectus. At the date of this prospectus supplement, no Medium-Term Notes, Series XIII, were outstanding under the indenture. $1,000,000,000 principal amount of such Medium-Term Notes, Series XIII, may be issued hereunder, without notice to or consent of any noteholders.

The indenture does not limit the amount of Notes or other debt obligations that we may issue.

Interest rates offered with respect to debt securities may differ depending upon, among other things, the aggregate principal amount of debt securities purchased in any single transaction. Debt securities with similar variable terms but different interest rates, as well as debt securities with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of debt securities are subject to change from time to time, but no such change will affect any debt security already issued or as to which an offer to purchase has been accepted.

The defeasance and covenant defeasance provisions of the indenture described under “The Debt Securities — Discharge and Defeasance” in the attached prospectus will apply to the Notes.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency; and provided further that, with respect to debt securities as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day. For notes denominated in euro, the term Business Day means any day that is not a Saturday or Sunday, and is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (“TARGET”) System is operating, which we will refer to as a “TARGET Business Day.”

“London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
Swiss francs	Zurich

and in the event the LIBOR Currency is euro, the “Principal Financial Center” is London.

Interest and Interest Rates; Principal Payments

Each debt security will begin to accrue interest from the date it is originally issued. The related pricing supplement will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any spread and/or spread multiplier. For an Indexed Note, the related pricing supplement also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or pricing supplement for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

Each interest payment on a debt security will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date (as defined below) or the Maturity Date (as defined below), as the case may be.

Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular debt security is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Fixed Rate Notes

The pricing supplement for debt securities with a fixed interest rate (“Fixed Rate Notes”) will specify a fixed interest rate payable semiannually in arrears on dates specified in such pricing supplement (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Unless otherwise specified in a pricing supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes will be paid to holders of record as of each Regular Record Date. Unless otherwise specified in a prospectus supplement or pricing supplement, a “Regular Record Date” will be the fifteenth calendar day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Original Issue Discount Notes

We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the Note and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “—Optional Redemption, Repayment and Repurchase”. This amount normally is less than the amount payable on the stated maturity date.

Amortizing Notes

We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt security (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related pricing supplement for an Amortizing Note will include a table setting forth repayment information.

Floating Rate Notes

Each debt security whose interest is determined by reference to an interest rate basis or formula is referred to herein as a “Floating Rate Note”. That basis or formula may be based on:

•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	EURIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.

The pricing supplement will also indicate any spread and/or spread multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the pricing supplement, the paying agent will be the calculation agent for each Note.

Unless otherwise specified in a pricing supplement, the “Calculation Date”, if applicable, relating to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). Unless otherwise specified in a pricing supplement, the Interest Reset Date will be:

•	for Notes with interest that resets daily, each Business Day;

•	for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for Notes with interest that resets monthly, the third Wednesday of each month;

•	for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or pricing supplement; and

•	for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

The related pricing supplement describes the initial interest rate or interest rate formula on each Floating Rate Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate Is Determined. The Interest Determination Date for all CD and CMT Rate Notes is the second Business Day before the Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).

The Interest Determination Date for EURIBOR Notes will be the second TARGET Business Day immediately preceding the applicable Interest Reset Date.

The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

The Interest Determination Date for all Commercial Paper Rate, Federal Funds Rate and Prime Rate Notes will be the first Business Day preceding the Interest Reset Date.

The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.

The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

Payment of Interest. Unless otherwise specified in a pricing supplement, interest is paid as follows:

•	for Notes with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for Notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for Notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or pricing supplement;

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for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or pricing supplement (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”); and

•	at maturity, redemption or repayment.

Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, which is the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day then the Interest Payment Date will be postponed to the next Business Day. However, in the case of LIBOR and EURIBOR Notes, if the next

Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

CD Rate Notes. The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, for that Interest Determination Date under the heading “CDs (secondary market)”. The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.

The following procedures will be followed if the CD Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market)”.

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 a.m., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City (which may include an agent or its affiliates) for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or pricing supplement. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper—Nonfinancial”.

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Nonfinancial”.

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City (which may include an agent or its affiliates) as of 11:00 a.m., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or pricing supplement placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D x 360	x	100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which interest is being calculated.

LIBOR Notes. The “LIBOR” for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

The following procedure will be followed if LIBOR cannot be determined as described above:

•

The calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the agents) in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by the calculation agent for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, U.S. dollars.

EURIBOR Notes. The “EURIBOR” for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

The following procedure will be followed if EURIBOR cannot be determined as described above:

•

EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having such EURIBOR Index Maturity, beginning on such

EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

•

If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes. The “Federal Funds Rate” will be calculated by reference to either the “Federal Funds (Effective) Rate”, the “Federal Funds Open Rate” or the “Federal Funds Target Rate”, as specified in the applicable pricing supplement. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a “Federal Funds Rate Interest Determination Date”), in accordance with the following provisions:

•

If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).”

•

The following procedure will be followed if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•

If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

•

The following procedure will be followed if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•

If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=“).

•

The following procedure will be followed if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan”.

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•

If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “US PRIME1 Page” as that bank’s prime rate or base lending rate in effect as of 11:00 a.m., New York City time on that Interest Determination Date.

•

If fewer than four rates appear on the Reuters Page USPRIME1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks, which may include an agent or its affiliates, in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

“Reuters Page USPRIME1” means the display on Reuters (or any successor service) on the “USPRIME1 Page” (or such other page as may replace the USPRIME1 Page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate from the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified in such pricing supplement under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published at 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If such rate is not so published in the related H.15 Daily Update or another recognized source by 3:00 p.m., New York City time, on the related calculation date, the Treasury Rate on such Treasury Rate Interest Determination Date shall be the bond equivalent yield of the auction rate of such Treasury bills as announced by the United States Department of the Treasury. In the event that such auction rate is not so announced by the United States Department of the Treasury on such calculation date, or if no such auction is held, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be the bond equivalent yield of the rate on such Treasury Rate Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. government securities/treasury bills/secondary market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on such Treasury Rate Interest Determination Date of such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. government securities/treasury bills (secondary market).” If such rate is not yet published in the H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of the three leading primary United States government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield	=	D x N	x	100
360 - (D x M)

where “D” refers to the applicable per annum rate for treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is as follows:

•

If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such CMT Rate Interest Determination Date.

•

If such rate does not appear on Reuters Page FRBCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement and for such CMT Rate Interest Determination Date as set forth in H.15(519) under the caption “Treasury constant maturities.”

•

If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate Interest Determination Date shall be the rate for the period of the Index Maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve

Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519).

•

If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement for such CMT Rate Interest Determination Date, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three leading primary United States government securities dealers in New York City (which may include the agents or their affiliates) (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such Index Maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Interest Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

•

If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•

If such rate does not appear on Reuters Page FEDCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement for the week or month, as applicable, preceding such CMT Rate Interest Determination Date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.”

•

If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate Interest Determination Date shall be the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•

If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement, average yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement for the applicable week or month, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity of no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Reuters Page COFI/ARMS (or any other page as may replace that specified page on that service) as of 11:00 a.m., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District”.

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•

If the rate is not displayed on the relevant page as of 11:00 a.m., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•

If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

Indexed Notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes”, are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. To the extent that the United States federal income tax consequences of any particular Indexed Note differ from the tax consequences described below under “United States Federal Income Taxation,” the tax consequences of such Note will be described in the applicable pricing supplement.

Renewable Notes

We may issue debt securities, which we call “Renewable Notes”, that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement. In addition, we may issue debt securities whose stated maturity date may be extended at the option of the holder for one or more periods, as more fully described in the prospectus supplement relating to such securities.

The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement will identify a stated maturity date beyond which the Maturity Date cannot be renewed.

If a Renewable Note is represented by a global security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee. Specific information pertaining to United States federal tax considerations for Renewable Notes will be described in an applicable prospectus supplement.

Extendible Notes

We may issue debt securities, which we call “Extendible Notes”, whose stated Maturity Date may be extended at our option for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement.

We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective Maturity Date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the Maturity Date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new Maturity Date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

However, we may, not later than 20 days prior to the Maturity Date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective Maturity Date. In order for an Extendible Note to be so repaid on the Maturity Date, we must receive, at least 15 days but not more than 30 days prior to the Maturity Date:

(1)	the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2)	a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however, that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee. Specific information pertaining to United States federal tax considerations for the Extendible Notes will be described in an applicable pricing supplement.

Book-Entry Debt Securities

The Notes will be issued in book-entry form only. This means that we will not issue actual Notes or certificates to each holder. Instead, we will issue a global security representing Notes with similar terms and the global security will be held by or on behalf of DTC or its nominee. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of global securities, see “The Debt Securities — Issuance of Securities in Registered Form” in the attached prospectus.

Payments of principal of, premium, if any, and interest on Notes represented by a book-entry certificates will be made in same-day funds to DTC in accordance with arrangements then in effect between the applicable Trustee and DTC.

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certified securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

•	if we notify the trustee that we wish to terminate that global security, or

•

if an event of default has occurred and is continuing with regard to the Notes represented by that global security; we discuss defaults under “The Debt Securities—Events of Default, Notice and Waiver” in the attached prospectus.

Optional Redemption, Repayment and Repurchase

The pricing supplement for a Note will indicate whether we will have the option to redeem the Note before the stated maturity and the price and date or dates on which redemption may occur. If we are allowed to redeem a Note, we may exercise the option by notifying the Trustee and the paying agent at least 60 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date unless a shorter period is provided in the applicable securities, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If a Note is only redeemed in part, we will issue a new Note or Notes for the unredeemed portion.

The pricing supplement relating to a Note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.

For a Note to be repaid at your election, the paying agent must receive, at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or FINRA or a commercial bank or trust company in the United States describing the particulars of the repayment, including a guarantee that the Note and the form entitled “Option to Elect Repayment” will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be cancelled, and we will issue a new Note or Notes for the remaining amount.

DTC or its nominee will be the holder of each global security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a global security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold your interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

Regardless of anything in this prospectus supplement or any pricing supplement to the contrary, if a Note is an OID Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to (i) the issue price specified in the applicable pricing supplement plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.

We may at any time purchase Notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any Notes that we purchase.

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is a summary of certain material United States federal income tax consequences of the purchase, ownership and disposition of a Note, but does not purport to be a complete analysis of all potential tax considerations. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including temporary regulations) promulgated thereunder, rulings, published administrative positions of the IRS and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We are not requesting, and will not request in the future, a ruling from the IRS for any of the Notes we may offer hereunder, and we give no assurance that the IRS will agree with the statements made in this prospectus or in the applicable pricing supplement.

This discussion does not purport to address all of the United States federal income tax consequences that may be applicable to a holder of a Note in light of the holder’s personal investment circumstances or status. In addition, this summary does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the United States federal income tax law, such as United States persons who hold Notes through banks, financial institutions or other entities, or branches or offices thereof, located, organized or resident outside the United States, persons subject to Section 7874 of the Code, individual retirement and other tax-deferred accounts, dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt organizations, S corporations, real estate investment trusts, regulated investment companies, persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, or as part of a “synthetic security” or other integrated investment comprised of a Note and one or more other investments, taxpayers subject to the alternative minimum tax, United States persons (as defined below) whose functional currency is other than the United States dollar, or to certain United States expatriates. It also does not discuss the tax consequences to subsequent purchasers of Notes, except where noted, and is limited to investors who hold Notes as capital assets within the meaning of Section 1221 of the Code.

The United States federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The United States federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Notes denominated in or by reference to a foreign currency (other than Foreign Currency Notes, as defined below), Amortizing Notes, Floating Rate/Fixed Rate Notes, Indexed Notes, Renewable Notes, Extendible Notes, and Notes paired with Debt Warrants, as described in the attached prospectus, will be set out in the applicable pricing supplement to the extent not already addressed herein. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States federal income tax law to their particular situations, as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

For purposes of this discussion, “Foreign Currency Note” means a Note on which all payments that a holder is entitled to receive are denominated in or determined by reference to the value of a single foreign currency, and “foreign currency” means a currency or currency unit, other than a hyperinflationary currency, as defined in the Code, or the United States dollar.

United States Persons

For purposes of the following discussion, the term “United States person” means an individual who is a citizen or resident of the United States, an estate that is subject to United States federal income taxation without regard to the source of its income, a corporation or other business entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or a trust if a valid election to be treated as a United States person, as defined in the Code, is in effect with respect to such trust or both:

•	a court within the United States is able to exercise primary supervision over the administration of the trust, and

•	one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a Note, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partner and the partnership. A holder of a Note that is a partnership, and partners in such partnership, should consult their tax advisors.

The following discussion pertains only to a holder of a Note who is a beneficial owner of such Note and who is a United States person.

Payments of Interest on Notes that Are not Discount Notes

Except as discussed below under “Discount Notes” and “Short-Term Notes,” stated interest on a Note will be taxable to a holder as ordinary interest income at the time that it is accrued or received in accordance with the holder’s method of tax accounting. In the case of stated interest on a Foreign Currency Note, the amount required to be included in income by a cash basis holder will be the United States dollar value of the amount of interest paid (determined on the basis of the “spot rate” on the date such payment is received), regardless of whether the payment is in fact converted into United States dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

Except in the case of a Spot Rate Convention Election (as defined below), a holder of a Foreign Currency Note who uses the accrual method of accounting or otherwise is required to accrue interest income prior to receipt will be required to include in income for each taxable year the United States dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or such other average exchange rate that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or exchange of a Foreign Currency Note), such holder will recognize ordinary gain or loss in an amount equal to the difference between the United States dollar value of the foreign currency received (determined on the basis of the “spot rate” on the date such payment is received) or, in the case of interest received in United States dollars rather than in foreign currency, the amount so received and the United States dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

A holder may elect (a “Spot Rate Convention Election”) to translate accrued interest into United States dollars at the “spot rate” on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the “spot rate” on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, an electing holder may instead translate such accrued interest into United States dollars at the “spot rate” on the day of receipt. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the IRS.

For purposes of this discussion, the “spot rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency on the nearest conventional settlement date, generally two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the IRS has the authority to determine the spot rate.

Purchase, Sale, Exchange or Retirement of Notes

A holder’s tax basis in a Note generally will be the United States dollar cost of the Note to such holder (which, in the case of a Note purchased with foreign currency, will be determined by translating the purchase price at the spot rate on the date of purchase or, in the case of a Note that is traded on an established securities market as defined in applicable Treasury regulations, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder’s gross income (as described below), and reduced by any amortized premium (as described below) taken into account by the holder and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below) received by the holder.

Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the United States dollar value of the amount realized in a foreign currency at the spot rate on the date of the sale, exchange or retirement or, in the case of a Note that is traded on an established securities market as defined in applicable Treasury regulations, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), except to the extent such amount is attributable to accrued but unpaid interest, and the holder’s tax basis in the Note.

Except with respect to:

•	gains or losses attributable to changes in exchange rates (as described in the next paragraph);

•	gains attributable to market discount (as described below); and

•	gains on the disposition of a Short-Term Note (as described below),

gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year by the holder. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a holder on the sale, exchange or retirement of a Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the IRS. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange or retirement of a Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

Exchange of Foreign Currency

A holder’s tax basis in foreign currency purchased by the holder generally will be the United States dollar value thereof at the spot rate on the date such foreign currency is purchased. A holder’s tax basis in foreign currency received as interest on, or on the sale, exchange or retirement of, a Foreign Currency Note will be the United States dollar value thereof at the spot rate at the time such foreign currency is received. The amount of gain or loss recognized by a holder on a sale, exchange or other disposition of foreign currency will be equal to the difference between:

•

the amount of United States dollars, the United States dollar value at the spot rate of the foreign currency, or the fair market value in United States dollars of the property, received by the holder in the sale, exchange or other disposition; and

•	the holder’s tax basis in the foreign currency.

Accordingly, a holder that purchases a Note with foreign currency will recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in the foreign currency and the United States dollar value at the spot rate of the foreign currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Discount Notes

The following summary is a general description of the United States federal income tax consequences to holders of Notes issued with original issue discount for United States federal income tax purposes (“Discount Notes”), and is based on the provisions of the Code and on certain Treasury regulations promulgated thereunder relating to original issue discount (the “OID Regulations”).

For United States federal income tax purposes, “original issue discount” is the excess of the stated redemption price at maturity of each Discount Note over its issue price, if such excess is greater than or equal to a de minimis amount (generally 1/4 of 1% of the Discount Note’s stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Discount Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes is sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of a Discount Note is the sum of all payments provided by the Discount Note, other than payments of qualified stated interest. Under the

OID Regulations, “qualified stated interest” includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of a Discount Note will be required to include original issue discount in income as it accrues before the receipt of any cash attributable to such income, regardless of such holder’s regular method of accounting for United States federal income tax purposes. Special rules for Variable Rate Notes (as defined below under “Variable Rate Notes”) are described below under “Variable Rate Notes.” A holder of a Discount Note with de minimis original issue discount will include any de minimis original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on such Note.

The amount of original issue discount includible in income by the initial holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note (“accrued original issue discount”). Generally, the daily portion of the original issue discount is determined by allocating to each day in any “accrual period” a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the “accrual periods” for a Discount Note may be selected by each holder, may be of any length, and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess, if any, of:

•

the product of a Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over

•	the amount of qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period.

The “adjusted issue price” of a Discount Note at the beginning of any accrual period generally is the sum of the issue price of a Discount Note plus the accrued original issue discount allocable to all prior accrual periods, reduced by any prior payment on the Discount Note other than a payment of qualified stated interest. Under these rules, a holder of a Discount Note generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Original issue discount on a Discount Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable foreign currency and then translated into United States dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See “Payments of Interest on Notes that Are not Discount Notes.” Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of a Discount Note), a holder will recognize exchange gain or loss to the extent of the difference between such holder’s basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the United States dollar value of such payment (determined by translating any foreign currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the IRS. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as the payment of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

If a holder’s tax basis in a Discount Note immediately after purchase exceeds the adjusted issue price of the Discount Note (the amount of such excess is considered “acquisition premium”) but is not greater than the stated redemption price at maturity of such Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the acquisition premium properly allocable to such year.

If a holder purchases a Discount Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the “bond premium” rules discussed below. See “Amortizable Bond Premium.” If a holder has a tax basis in a Discount Note that is less than the adjusted issue price of such Discount Note, the difference may be subject to the market discount provisions discussed below. See “Market Discount.”

Market Discount

If a holder purchases a Note (other than a Discount Note or a Short-Term Note) for an amount that is less than its stated redemption price at maturity, or purchases a Discount Note for an amount that is less than its “revised issue price” (as defined under the Code) as of the purchase date, the amount of the difference will be treated as “market discount” unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of, a Note as ordinary interest income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all, or a portion, of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note, or its earlier disposition in a taxable transaction.

Market discount is considered to accrue ratably during the period from the date of acquisition to the stated maturity date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the deferral of interest deductions and ordinary income treatment upon disposition or partial principal payment will not apply. Such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

With respect to a Foreign Currency Note, market discount is determined in the applicable foreign currency. In the case of a holder who does not elect current inclusion, accrued market discount is translated into United States dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. In the case of a holder who elects current inclusion, the amount currently includible in income for a taxable year is the United States dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. Such an electing holder will recognize exchange gain or loss with respect to accrued market discount under the same rules that apply to accrued interest on a Foreign Currency Note received by a holder on the accrual basis. See “Payments of Interest on Notes that Are not Discount Notes.”

Amortizable Bond Premium

Generally, if a holder’s tax basis in a Note exceeds the stated redemption price at maturity of such Note, then such excess will constitute bond premium that the holder may elect to amortize as an offset to interest income on the Note under the constant interest rate method over the period from the holder’s acquisition date to the Note’s stated maturity date. Any such election will apply to all debt instruments held by and acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to Foreign Currency Notes. If a holder elects to amortize the premium, the holder will be required to reduce such holder’s tax basis in the Note by the amount of the premium amortized during the holding period. If a holder does not elect to amortize premium, the amount of premium will be included in such holder’s tax basis in the Note. Therefore, if a holder does not elect to amortize premium and holds the Note to maturity, such holder generally will be required to treat the premium as capital loss when the Note matures.

Constant Yield Election

Under the OID Regulations, a holder of a Note may elect to include in income all interest that accrues on such Note using the constant yield method (a “constant yield election”). For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to constant yield elections made with respect to Notes issued with amortizable bond premium or market discount, including that a holder would be deemed, by virtue of making such constant yield election, to have made an election to amortize bond premium or accrue market discount, as separately described above. Once made with respect to a Note, the constant yield election cannot be revoked without the consent of the IRS. Holders considering a constant yield election should consult their own tax advisors.

Variable Rate Notes

A “Variable Rate Note” is a Note that

(1)	has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of:

(a) the product of:

•	the total noncontingent principal payments;

•	the number of complete years to maturity from the issue date; and

•	0.015; or

(b) 15 percent of the total noncontingent principal payments; and

(2) does not provide for stated interest other than stated interest compounded or paid at least annually at:

(a) one or more “qualified floating rates;”

(b) a single fixed rate and one or more qualified floating rates;

(c) a single “objective rate;” or

(d) a single fixed rate and a single objective rate that is a “qualified inverse floating rate.”

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A variable rate is a “qualified floating rate” if

(1) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated; or

(2) it is equal to the product of such a rate and either:

(a) a fixed multiple that is greater than 0.65 but not more than 1.35; or

(b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

If a Note provides for two or more qualified floating rates that

•	have values within 0.25 percentage points of each other on the issue date; or

•	can reasonably be expected to have approximately the same values throughout the term of the Note,

then the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

An “objective rate” is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note’s term. An objective rate is a “qualified inverse floating rate” if

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate,

then the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

Under these rules relating to variable rate debt instruments, CD Rate Notes, Commercial Paper Rate Notes, LIBOR Notes, EURIBOR Notes, Federal Funds Rate Notes, Prime Rate Notes, Treasury Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the Variable Rate Note is qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Variable Rate Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period, as described in the previous sentence.

If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals on the Variable Rate Note are generally determined by

•

determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Variable Rate Note);

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	making the appropriate adjustments for actual variable rates during the applicable accrual period.

If a Variable Rate Note provides for stated interest, either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), then the amount of interest and original issue discount accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note, as of the issue date, would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Short-Term Notes

In general, an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a “Short-Term Note”) is not required to accrue original issue discount on such Note unless it has elected to do so. For purposes of determining whether a Note is a Short-Term Note, the Note matures on the last possible date that it could be outstanding under its terms. Holders who report income for United States federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue “acquisition discount” in lieu of original issue discount) and stated interest (if any) on such Note. “Acquisition discount” is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder’s tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required, and does not elect, to accrue original issue discount or acquisition discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of such sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

In the case of a Short-Term Note that is also a Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Foreign Currency Note held by a holder on the accrual basis. See “Payments of Interest on Notes that Are not Discount Notes.” A holder that is not required to, and that does not elect to, accrue original issue discount or acquisition discount will determine exchange gain or loss with respect to accrued original issue (or acquisition) discount on a sale, exchange or retirement or on maturity of a Short-Term Note in the same manner that a cash basis holder would account for interest income on a Foreign Currency Note.

The market discount rules will not apply to a Short-Term Note.

Notes Subject to Contingencies Including Optional Redemption

In general, the following rules apply if a Note provides for an alternative payment schedule (or schedules) applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and one of such payment schedules is significantly more likely than not to occur, or the Note provides us or the holder with an unconditional option or options exercisable on one or more dates during the term of the Note. If based on all the facts and circumstances as of the issue date, a single payment schedule for a Note, including the stated payment schedule, is significantly more likely than not to occur, then, in general, the yield and maturity of the Note are computed based on this payment schedule.

Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if we have or the holder has an unconditional option or options that, if exercised, would require payments to be made on the Notes under an alternative payment schedule or schedules, then (i) in the case of an option or options exercisable by us, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options exercisable by the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the stated maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a “change in circumstances”), then, except to the extent that a portion of the Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of original issue discount, the Note is treated as retired and then reissued on the date of the change in circumstances for an amount equal to the Note’s adjusted issue price on that date.

Indexed Notes

No statutory, judicial or administrative authority directly addresses the characterization for United States federal income tax purposes of some types of Indexed Notes. As a result, significant United States federal income tax consequences of an investment in those Indexed Notes are not certain. One possibility is that such Indexed Notes could be characterized as contingent payment debt instruments subject to Section 1.1275-4 of the Treasury regulations promulgated under the Code. If such Notes were treated as contingent payment debt instruments, a holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the Notes, with adjustments to such accruals when any payments are made that differ from the payments calculated on the assumed yield, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. We are not requesting, and will not request in the future, a ruling from the IRS for any of the Indexed Notes we may offer, and we give no assurance that the IRS will agree with the statements made in this prospectus or in the applicable pricing supplement.

Medicare Tax

Legislation enacted in 2010 requires certain United States persons who are individuals, estates or trusts to pay a 3.8% tax on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances), for taxable years beginning after December 31, 2012. A United States person’s net investment income will generally include its interest income (including any original issue discount) and its net gains from the disposition of a Note, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in a Note.

Non-United States Holders

The term “non-United States Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of a Note at any time is effectively connected with the conduct of a United States trade or business and that the Note does not bear “contingent interest” within the meaning of Section 871(h)(4) of the Code. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a United States trade or business.

Payment of Interest

Subject to the discussions below of backup withholding tax and the FATCA legislation, interest (including original issue discount) paid on a Note by us or any paying agent to a non-United States Holder will be exempt from United States income and withholding tax under the “portfolio interest exemption;” provided that (i) the non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (iii) the non-United States Holder is not a bank that acquired the Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iv) either (a) the non-United States Holder provides to us or our paying agent an applicable IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-United States Holder provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a Note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30% of the gross amount, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN establishing an exemption from or reduction of the withholding tax under the benefit of an applicable tax treaty.

Sale, Exchange, Redemption, Retirement or Other Disposition of Notes

Subject to the discussions below of backup withholding tax and the FATCA legislation, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a Note (other than any amount representing accrued but unpaid interest on the Note, which is subject to the rules discussed above under “Non-United States Holders-Payment of interest”), unless the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If a non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange or redemption of a Note, and certain other requirements are met, then such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30 percent of the gross amount (unless a lower applicable treaty rate applies) on any such realized gain.

Information Reporting and Backup Withholding Tax

United States Persons

In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a Note, and payments of the proceeds of the sale or other disposition of a Note, to certain non-corporate United States persons. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States person will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident.

Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from the disposition of, a Note, unless we or our paying agent know or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a Note are as follows:

•

If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding tax or information reporting.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Notes Held By or Through Foreign Entities

Legislation enacted in 2010 (“FATCA legislation”) generally imposes a withholding tax of 30% on interest income paid on a debt obligation and on the gross proceeds from the sale or other disposition of a debt obligation paid after December 31, 2012 to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Under proposed regulations, this new withholding tax will not apply (i) to interest income on a debt obligation that is paid on or before December 31, 2013 or (ii) to gross proceeds from the sale or other disposition of a debt obligation paid on or before December 31, 2014. Under proposed regulations, this legislation generally will not apply to a debt obligation outstanding on January 1, 2013, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in a Note.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Pursuant to applicable Treasury regulations, a United States person that recognizes a loss on the sale or exchange of Notes due to changes in foreign exchange rates may be required to disclose the transaction as a “reportable transaction” on IRS Form 8886 (or a suitable substitute) in the event the loss equals or exceeds $50,000 if the holder is an individual or trust, or higher amounts for certain other holders. Additionally, a holder that recognizes a loss on the sale or exchange of Notes due to other circumstances may be required to disclose the transaction as a reportable transaction in the event the loss equals or exceeds $2,000,000 in any single taxable year (or $4,000,000 in any combination of taxable years) if the holder is an individual, S corporation or trust, or in the event the loss equals or exceeds higher amounts if the holder is any other holder.

THE PRECEDING IS A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BUT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR TAX SITUATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We are offering the Notes on a continuous basis through Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (the “Agents”). The Agents have agreed to use their reasonable best efforts to solicit orders to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay an Agent a commission as agreed and specified in the applicable pricing supplement. The exact commission paid will depend on the stated maturity of the Notes sold. In addition, we estimate that our expenses that will be incurred in connection with the offer and sale of the notes will total approximately $1.3 million.

We may arrange for Notes to be sold through any Agent or we may sell Notes directly to investors. If we sell Notes directly to investors, no commission or discount will be paid. We also may sell Notes to any Agent as principal for the Agent’s account at a price agreed upon at the time of sale. These Notes may be resold by the Agent to investors at a fixed public offering price or at prevailing market prices, or at a related price, as determined by the Agent. Unless otherwise specified in the pricing supplement, any Note sold to an Agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a Note of identical maturity.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may accept orders or reject proposed purchases in whole or in part. The Agents also have the right, using their reasonable discretion, to reject any proposed purchase of the Notes in whole or in part.

Agents may sell Notes purchased from us as principal to other dealers for resale, to investors and other purchasers and may provide all or any portion of the discount received in connection with their purchase from us to these dealers. An Agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of the Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the discount may be changed.

The Notes will not have an established trading market when issued. Also, the Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that if a secondary market develops it will be maintained or be liquid.

The Agents may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with this indemnification.

Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the specified currency in the City of New York on the date of settlement.

In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, the applicable Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent or Agents creates or create, as the case may be, a short position in Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), they may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these types of purchases.

Neither we nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the Notes. In addition, neither we nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

In addition to the offerings of Notes described herein, debt securities having terms substantially similar to the terms of the Notes offered hereby may be offered outside the United States by us on a continuing basis, concurrently with the offering of the Notes hereby. We may also sell Notes, other debt securities or other securities pursuant to another prospectus supplement to the attached prospectus. These sales will reduce the total initial public offering price of Notes that may be offered by this prospectus supplement and the attached prospectus.

In the ordinary course of their respective businesses, the Agents and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions. In the event that an Agent for a particular offering of Notes or its affiliates receives more than 10% of the net proceeds of such offering, the offering will be made pursuant to Financial Industry Regulatory Authority Conduct Rule 5110(h).

LEGAL MATTERS

The validity of the securities will be passed upon for us by Kirkland & Ellis LLP, New York, New York, and for any underwriters, dealers or agents by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BOEING CAPITAL CORPORATION

Debt Securities

Boeing Capital Corporation may offer from time to time, in one or more offerings, any combination of its senior debt securities and subordinated debt securities.

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts.

See “Risk Factors” on page 2 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 10, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (SEC). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the securities described in this prospectus.

Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the debt securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information contained in the prospectus supplement.

We have not authorized anyone to provide you with any different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of the debt securities described in this prospectus, you should carefully read the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Documents Incorporated by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room described under “Where You Can Find More Information About Us.”

The terms “Boeing Capital,” “the Company,” “we,” “us” or “our” mean Boeing Capital Corporation and its subsidiaries unless the context otherwise requires, and all references to “Boeing” mean The Boeing Company. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

i

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in or incorporated by reference in this prospectus and in the prospectus supplement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to:

•

the financial condition of the airline industry, which could be adversely affected by changes in general economic conditions, credit ratings, increases in fuel-related costs, the liquidity of the global financial markets, responses to increasing environmental concerns, as well as events such as war, terrorist attacks or a serious health epidemic;

•	the impact of bankruptcies, restructurings or mergers and acquisitions on commercial airline customers;

•	the impact of changes in aircraft valuations;

•	the sufficiency of our liquidity, including access to capital markets;

•

the impact on us of strategic decisions by Boeing, including the amount of financing necessary to support the sale of Boeing products, the level and types of transactional or other support made available to us by Boeing and the ending of production of certain aircraft programs;

•	a decline in Boeing’s or our financial performance, outlook or credit ratings;

•

the availability of commercial and governmental financing and the extent to which we are called upon to fund Boeing’s and our outstanding financing commitments or satisfy other financing requests, and our ability to satisfy those requirements;

•	reduced lease rates as a result of competition in the used aircraft market, or the inability to maintain aircraft on lease at satisfactory lease rates;

•	financial, legal, tax, regulatory, legislative and accounting changes or actions that may affect the overall performance of our business;

•	the adequacy of coverage of our allowance for losses on receivables;

•	volatility in our earnings due to the timing of asset sales, other risk mitigation activities, fluctuations in our portfolio size and changes in interest rates; and

•	other risk factors listed from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement here speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

BOEING CAPITAL CORPORATION

Boeing Capital Corporation is a wholly owned subsidiary of The Boeing Company. In the commercial aircraft market, we facilitate, arrange, structure and provide selective financing solutions for Boeing’s Commercial Airplanes customers. In the space and defense markets, we primarily arrange and structure financing solutions for Boeing’s Defense, Space & Security customers.

As of September 30, 2011, our portfolio consisted of equipment under operating leases, finance leases, notes and other receivables, investments, and assets held for sale or re-lease. As of September 30, 2011, our portfolio totaled $4.3 billion. As of September 30, 2011, we owned 234 commercial aircraft and had partial ownership or security interest in an additional 42 aircraft.

We and Boeing entered into a support agreement on December 23, 2003 with the following principal features:

•	Boeing will maintain 51% or greater ownership of us,

•	Boeing will make contributions to us if our fixed-charge coverage ratio falls below 1.05-to-1 on a four-quarter rolling basis, and

•	Boeing will make contributions to us, if needed, to maintain our tangible net worth at a level of at least $50 million.

The support agreement may not be modified or terminated unless (a) the holders of at least two-thirds of the aggregate principal amount of our debt then outstanding consent or (b) the modification or termination does not adversely affect the credit ratings of our debt (as determined by each of Moody’s, Standard & Poor’s, and Fitch that rates our debt at the time of the modification or termination). “Debt” for purposes of the support agreement means all present or future indebtedness of Boeing Capital for borrowed money, evidenced by bonds, debentures, notes or similar instruments, excluding intercompany indebtedness. The support agreement is not a guarantee of any of our indebtedness, and is not directly enforceable against Boeing by third parties. The holders of more than 50% of the aggregate outstanding principal amount of all debt have the right to demand that Boeing Capital enforce its rights with respect to the obligations of Boeing listed above.

Boeing Capital was incorporated in Delaware in 1968. Our principal executive office is located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98057 and our telephone number is (425) 965-4000.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially affected by any of these risks.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the debt securities:

•	to purchase equipment for leases, to make loans and to fund other investments;

•	to fund the acquisition of businesses and parts of businesses; and

•	for other general corporate purposes such as reducing indebtedness, including indebtedness we may owe from time to time to Boeing or other affiliates.

We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of that indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of our earnings to fixed charges for the periods indicated:

	Year Ended December 31,
Nine Months Ended September 30, 2011	2010	2009	2008	2007	2006
2.4	2.0	1.7	1.7	1.8	1.8

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes and fixed charges. Fixed charges consist of interest expense.

THE DEBT SECURITIES

We may offer and sell from time to time two types of debt securities. We have designated the first type as senior securities and the second type as subordinated securities.

The senior securities and subordinated securities will be issued under an indenture dated as of November 10, 2011 between Boeing Capital and Deutsche Bank Trust Company Americas, as trustee. The senior securities and subordinated securities are referred to herein as the “debt securities.” Deutsche Bank Trust Company Americas is herein referred to as the “trustee.”

The following description of the debt securities relates generally to every series of debt securities. The prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities are incomplete and may not include all of the information important to you. We urge you to read the indenture and the description of the debt securities included in the prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

As of November 10, 2011, there was no senior or subordinated indebtedness outstanding under the indenture.

General

The debt securities will be unsecured general obligations of Boeing Capital. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness.

The indenture does not limit the aggregate principal amounts of debt securities that may be issued. The indenture allows us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The indenture also gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

You should refer to the prospectus supplement applicable to the debt securities for which this prospectus is being delivered with respect to the following terms:

•	the title of the debt securities being offered and whether they are senior securities or subordinated securities;

•	the aggregate principal amount and the denominations in which the debt securities are being offered;

•	the price or prices at which the debt securities are being offered or the method of determining those prices;

•	the date or dates on which the principal of the debt securities is scheduled to become due, or the method by which this date or these dates will be determined or extended;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the formula by which the interest will be calculated;

•	the date or dates from which such interest will accrue, and the method by which such interest will be paid;

•	the place or places where the principal, premium, if any, and interest, if any, on that issue of debt securities will be payable;

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the place or places where that issue of debt securities may be surrendered for exchange, and notices or demands in respect of the debt securities may be served and any registered securities may be surrendered for registration of transfer;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	the terms and conditions, if any, upon which we may redeem the debt securities prior to their stated maturity;

•	any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

•	any provisions for the establishment of a sinking, purchase or other similar fund, if any;

•	whether the debt securities will be issued in whole or in part in the form of a global certificate;

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any provisions for the payment of specified taxes, assessments or other governmental charges to non-United States persons or option to redeem the affected debt securities in lieu of making such payments;

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the currency or currency unit of payment of principal of and premium, if any, and interest on such debt securities, and any index used to determine the amount of principal of and premium, if any, and interest on such debt securities;

•	any additional covenants applicable to the debt securities;

•	any additional events of default other than those described in the indenture;

•	any modifications or deletions of any events of default or covenants applicable to the debt securities; and

•	any other terms of such debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series will be issued in fully registered form and may be issuable in permanent global form.

The debt securities may be presented for exchange and registration of transfer at the offices of the trustee maintained for that purpose in the Borough of Manhattan, The City of New York. The debt securities may also be submitted to transfer agents designated by us in the applicable prospectus supplement. The transfer or exchange will be effected when the trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents in each place where payments can be made with respect to such series. Additional transfer agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to do the following:

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register the transfer of or exchange of the debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on the day of mailing of the notice of redemption; or

•	register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed.

Payment

We will make payments of principal of and premium, if any, and interest, if any, on the securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise indicated in the applicable prospectus supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the trustee at the close of business on the date established for making such determination.

We have designated the trustee as our sole paying agent for the debt securities. We have designated the trustee as paying agent in the Borough of Manhattan, The City of New York.

Additional paying agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us and thereafter holders of debt securities shall look only to us, as general unsecured creditors, for payment.

Certain Covenants

Definitions.

The following defined terms will be used in this description of the covenants:

•	“capital stock” means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

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“commodity agreement” means any forward contract, commodity swap, commodity option or other financial agreement or arrangement relating to, or the value of which is dependent upon fluctuations in commodity prices.

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“consolidated assets” means the amount of all assets which under accounting principles generally accepted in the United States of America as in effect on the date of such balance sheet would appear on our consolidated balance sheet (after deducting related depreciation, amortization, unearned finance charges, allowance for credit losses and other valuation reserves), but not including goodwill, unamortized debt discount and expenses, corporate organization expenses, patents and trademarks.

•	“corporation” includes corporations, partnerships, limited liability partnerships or companies, joint ventures, incorporated or unincorporated associations, companies and business trusts.

•	“currency agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

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“debt” means, with respect to any person, all obligations for borrowed money of such person which in accordance with accounting principles generally accepted in the United States of America shall be classified upon a balance sheet of such person as liabilities of such persons, including (a) direct debt and other similar monetary obligations of such person, (b) obligations secured by any lien upon property owned by such person or obligations created or arising under any conditional sale, capital lease, or other title retention agreement with respect to property acquired by such person; provided, however, that debt does not include any indebtedness, including purchase money indebtedness, with respect to which a creditor has no recourse against the obligor except recourse to specific property the acquisition of which was financed by or otherwise secures such indebtedness, or the proceeds of any sale or lease of such property or both, and (c) obligations under agreements to pay installments of purchase price or other like payments with respect to fixed assets not utilized by such person or its subsidiaries in the ordinary course of business, including obligations ostensibly to pay rent under which an equity interest is to be acquired in the rented property. Debt includes all guarantees of such person to the extent the amount of such guarantees is in excess of 50% of the shareholder’s equity of such person.

•	“entity” means any corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, or trust.

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“hedging obligations” of any person means the obligations of such person pursuant to any interest rate agreement, currency agreement, commodity agreement or derivative contract entered into to hedge interest rate risk, currency exchange risk, and commodity price risk.

•	“interest rate agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

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“lien” means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract (but excluding a landlord’s statutory lien for rent not yet due), and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of the indentures, Boeing Capital or a subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the property has been retained by or vested in some other person for security purposes.

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“original issue discount security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

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“person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

•	“property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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“senior indebtedness” means all of the indebtedness of, or guaranteed by, Boeing Capital for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute senior indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of Boeing Capital.

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“shareholder’s equity” of any person means the shareholder’s equity appearing on the balance sheet of such person as determined under accounting principles generally accepted in the United States of America.

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“subordinated indebtedness” means the subordinated securities and all other indebtedness of, or guaranteed by, Boeing Capital whether or not outstanding on the date of the subordinated indenture, which is by the terms thereof made subordinate and junior in right of payment to all senior indebtedness.

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“subsidiary” means any subsidiary of Boeing Capital, the outstanding voting stock of which is more than 50% owned, directly or indirectly, by Boeing Capital or by one or more of its subsidiaries. For the purposes of this definition, “voting stock” as applied to stock of any corporation, means shares, interests, participations or other equivalents in the equity interest (however designated) of such corporation having ordinary voting power for the election of a majority of the board of directors, managers or trustees (or the equivalent) of such corporation, other than shares, interests, participations or other equivalents having such power by reason of the occurrence of any contingency.

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“U.S. government obligations” means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

Limitation upon Liens

The indenture provides that we will not, and will not permit any subsidiary to, incur, assume or enter into a guarantee of, any debt secured by any lien upon any of our or our subsidiaries’ property or assets unless the debt securities then outstanding shall be equally and ratably secured (subject, in the case of the subordinated securities, to subordination as to rights of payment as provided in the indenture), with any other debt so secured, except that this restriction on liens will not apply to debt secured by the following liens:

(a) leases or subleases of property to others in the ordinary course of our or any subsidiary’s business or lease or sublease any property if such property is not needed by us or any subsidiary in the operation of our or such subsidiary’s business;

(b) liens on property acquired or constructed by us or a subsidiary to secure the purchase price of such property (or to secure indebtedness for money borrowed or incurred prior to or within 12 months after the acquisition or construction of any such property to be subject to such lien for the purpose of such acquisition or construction), or liens existing on any such property at the time of acquisition, whether or not assumed, or any lien existing on any property of any person at the time it becomes a subsidiary or is merged or consolidated with Boeing Capital or any subsidiary or at the time of acquisition of the assets of a person as an entirety or substantially as an entirety by Boeing Capital or any subsidiary, and any conditional sales agreement or other title retention agreement with respect to any property acquired after the date of the indenture; provided, however, that the aggregate principal amount of the indebtedness secured by all such liens on any particular property shall not exceed the cost of such property, including improvements, to Boeing Capital or the subsidiary, and provided, further, that any such lien does not extend to other property owned prior to such acquisition or construction or to property thereafter acquired or constructed;

(c) liens that secure indebtedness for borrowed money, including purchase money indebtedness, which are incurred to finance or refinance (irrespective of whether the original acquisition of the property was with or from money borrowed) the acquisition of property subject to such lien and in respect of which the creditor has no recourse against Boeing Capital or the subsidiary except recourse to such property or to the proceeds of any sale or lease of such property or both;

(d) liens on property of Boeing Capital or the subsidiary in favor of the United States of America or any state thereof, or any department, governmental body, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract, or statute relating thereto;

(e) deposits with or giving any form of security to any governmental agency or other body created or approved by law or governmental regulation in order to enable Boeing Capital or the subsidiary to maintain self-insurance, or to participate in any fund or payment in connection with workmen’s compensation, unemployment insurance, old-age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in such arrangements, or for any other purpose at any time required by law or regulation promulgated by any government agency or office as a condition to the transaction of any business or the exercise of any privilege or license, or deposit assets of Boeing Capital or the subsidiary with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Boeing Capital or the subsidiary from any judgment or decree against it, or in connection with any other proceedings in actions at law or suits in equity by or against Boeing Capital or the subsidiary;

(f) (i) liens for taxes, assessments or other governmental charges or levies which are not yet due or payable without penalty or of which amount, applicability or validity is being contested by Boeing Capital or the subsidiary in good faith by appropriate proceedings and Boeing Capital or the subsidiary shall have set aside on its books reserves which it deems to be adequate (segregated to the extent required by accounting principles generally accepted in the United States of America), provided, that foreclosure, distraint, sale or similar proceedings (other than those that may be and are cured by payment) have not been commenced, (ii) the liens of any judgment and other similar liens arising in connection with court proceedings, provided such lien is discharged or the execution or other enforcement of such lien is effectively stayed within six months of the creation of such lien, (iii) undetermined liens or charges incident to construction, (iv) materialmen’s, mechanics’, workmen’s, repairmen’s, landlords’ liens for rent or other like liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by Boeing Capital or the subsidiary in good faith by appropriate proceedings, or deposits to obtain the release of such liens or (v) any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title to such real property, which do not materially impair the use of such property by Boeing Capital in the operation of its business or the value of such property for the purpose of such business;

(g) liens in favor of any lender of moneys or holder of commercial paper of Boeing Capital or any subsidiary in the ordinary course of business a banker’s lien or right of offset in the holder of such indebtedness on moneys of Boeing Capital or any subsidiary deposited with such lender or holder in the ordinary course of business;

(h) liens that relate solely to the purchase of, or the investment in or with respect to, a specific item or items of tangible personal property and that secure indebtedness evidenced by participation certificates, trust certificates, indentures or the like, however denominated, provided that no such lien shall constitute a general lien or mortgage on substantially all the tangible assets of Boeing Capital;

(i) liens with respect to any refunds, replacements or extensions of existing debt permitted by the indenture for amounts not exceeding the principal amount of debt so refunded or extended at the time of the refunding or extension, and covering only the same property theretofore securing the same;

(j) deposits or pledges of assets as security for the performance of any contract or undertaking not directly or indirectly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business;

(k) liens existing on the date of the indenture on our property or property of our subsidiaries;

(l) liens on any aircraft or equipment held by Boeing Capital or any subsidiary for lease to third parties, if such lien secures an obligation in respect of money borrowed which provides that recourse to Boeing Capital or such subsidiary shall not be had for the payment of such obligation;

(m) liens granted in connection with, or otherwise evidencing, the sale or securitization of accounts, leases, chattel paper, instruments, general intangibles or other financial assets of Boeing Capital or any subsidiary;

(n) liens in favor of Boeing Capital or its subsidiaries;

(o) liens to secure hedging obligations entered into the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to the interest rate, currency or commodity exposure of Boeing Capital or its subsidiaries and not for speculative purposes; and

(p) in addition to the liens permitted by clauses (a) through (o) above, liens securing an aggregate principal amount of debt of Boeing Capital or its subsidiaries (not including debt secured by liens permitted by clauses (a) through (o) above) not in excess of 15% of consolidated assets.

You should read the applicable prospectus supplement for information about additional covenants that may be included in the terms of the debt securities.

Merger and Sales of Assets by Boeing Capital

Boeing Capital may consolidate or merge with or into any other entity, and Boeing Capital may convey, transfer or lease all or substantially all of its properties or assets to another person provided that:

(a) the entity formed by such consolidation or into which Boeing Capital is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Boeing Capital substantially as an entirety shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such entity is not Boeing Capital, shall expressly assume, by an indenture supplement, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, (and premium, if any) and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the indenture on the part of Boeing Capital to be performed or observed;

(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Boeing Capital or a subsidiary as a result of such transaction as having been incurred by Boeing Capital or a subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

(c) if, as a result of any such consolidation, merger, conveyance, transfer or lease, the properties or assets of Boeing Capital would become subject to a mortgage, pledge, lien, security interests or other encumbrance which would not be permitted by the indenture, Boeing Capital or such successor entity, as the case may be, shall take such steps as shall be necessary to effectively secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(d) Boeing Capital has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation (if the entity formed by such consolidation is not Boeing Capital), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the indenture and that all conditions precedent provided for relating to such transaction shall have been complied with.

Events of Default, Notice and Waiver

The following events, with respect to the debt securities of a series are defined in the indenture as “events of default”:

•	the non-payment of any interest on the debt securities of that series extending 30 days beyond the date such interest payment became due;

•	non-payment of any principal of (or premium, if any, on) the debt securities of the applicable series as such payments become due;

•	default in the deposit of any sinking fund payment on the debt securities of that series when and as due;

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default in the performance of any other covenant or warranty of Boeing Capital in the indenture which remains unremedied for a period of 90 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the trustee;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

You should read the applicable prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon acceleration upon the occurrence of an event of default and its continuation.

The trustee is required, within 90 days after the occurrence of any default with respect to the debt securities of any series which is known to the trustee and is continuing, to give to the holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of the debt securities of such series.

If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately; provided, however, that in certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any coupons appertaining to such debt securities, waive any past default with respect to such series and its consequences except a default (1) in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred, or (2) in respect of a covenant or provision in the indenture which cannot be modified or amended without the consent of each holder of each debt security of the applicable series.

We are required to file annually with the trustee a certificate as to the absence of defaults under the indenture.

The occurrence of an event of default under the indenture may give rise to a cross-default under other series of debt securities issued under such indenture and other indebtedness of ours that may be outstanding from time to time.

Notices

Notices to holders of securities will be given by mail to the addresses of such holders as they appear in the security registers maintained by the trustee.

Modification of the Indenture

Modification and amendment of the indenture may be made by us and the trustee without the consent of any holder, for any of these purposes:

•	to evidence the succession of another entity to Boeing Capital;

•	to add to the covenants of Boeing Capital for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Boeing Capital;

•	to add additional events of default;

•	to change or eliminate any provision of the indenture; provided that any such change or elimination shall become effective only with respect to securities that are not then outstanding;

•	to secure the debt securities;

•	to establish the form or terms of unissued debt securities;

•	to provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture;

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to add guarantors or co-obligors with respect to any series of securities, or to release guarantors from their guarantees of securities in accordance with the terms of the applicable series of securities; or

•	to make any change in any series of securities that does not adversely affect in any material respect the interests of the holders of such securities.

Modification and amendment of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of an affected series; provided, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of the debt securities or the rate of interest on the debt securities or any premium payable upon the redemption of the debt securities;

•	change any obligation of Boeing Capital to pay additional amounts, as provided in the indenture;

•	change the place or currency of payment in which any debt security or any premium or interest on the debt securities is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt securities;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the indenture, or reduce the requirements for quorum or voting;

•	change any obligation of Boeing Capital to maintain an office or transfer agency;

•	with respect to the senior securities, reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity of the debt securities; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions.

Discharge and Defeasance

Under the indenture, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity of the debt securities or redemption date, as the case may be, along with an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

The indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) upon the irrevocable deposit by us with the trustee, in trust, of an amount of money or U.S. government obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may only be established if, among other things, (i) the defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound, (ii) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the IRS received by us, a revenue ruling published by the IRS or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

The terms of the subordination of any subordinated debt securities will be set forth in the applicable prospectus supplement.

Issuance of Securities in Registered Form

Book-Entry Holders. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement or term sheet. This means debt securities will be represented by one or more global securities registered in the name of a depositary. Financial institutions that participate in the depositary’s book-entry system will hold beneficial interests in the debt securities held by or on behalf of the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary or its nominee as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which, in turn, will pass the payments along to their customers who are the beneficial owners. The depositary and its participants will do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities or the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through an indirect participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders of the debt securities.

Street Name Holders. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, the prospectus supplement or term sheet whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Governing Law

The indenture is and, unless otherwise indicated in a prospectus supplement, the debt securities will be governed by and construed in accordance with the laws of the State of New York.

HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES

Method of Distribution

We may sell the debt securities to or through underwriters, to be designated from time to time, and we also may sell debt securities directly to investors or through agents or broker-dealers. In addition, we may authorize agents of Boeing Capital to solicit and receive offers from certain institutions to purchase the debt securities. Any distributor to whom or through whom we will sell debt securities will be named in the applicable prospectus supplement. Each prospectus supplement will describe the method of distribution for the debt securities offered in connection with such prospectus supplement, including the names of any underwriters or agents, the purchase price and the proceeds we will receive from the sale and any securities exchanges on which the securities of the series may be listed.

Pricing

The debt securities may be sold from time to time in one or more transactions at:

•	a fixed price or prices, subject to change;

•	market prices prevailing at the time of sale;

•	prices relating to prevailing market prices; or

•	negotiated prices.

We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus. The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in those debt securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

Compensation to Distributors of the Debt Securities

We or purchasers of debt securities through agents or underwriters may pay compensation to the distributors of the debt securities. Such compensation may be discounts, concessions or commissions. This compensation, as well as profit received by distributors in connection with the resale of debt securities, may be deemed to be underwriting discounts and commissions under the Securities Act. Each prospectus supplement will describe any distributor receiving compensation from us deemed to be “underwriting discounts and commissions” under the Securities Act and the compensation received by the distributor.

Indemnification of Distributors of the Debt Securities

We may enter into agreements with distributors of the debt securities to indemnify them against and provide contribution toward certain liabilities, including liabilities under the Securities Act.

Other Information

Some distributors of the debt securities or affiliates of such persons may perform services for Boeing Capital or engage in transactions with Boeing Capital in the ordinary course of business. In connection with the distribution of the debt securities, Boeing Capital may enter into swap or other hedging transactions with, or arranged by, distributors of the debt securities or affiliates of such persons. These distributors or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL MATTERS

The validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, New York, New York, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2011 and 2010; June 30, 2011 and 2010; and September 30, 2011 and 2010 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file reports and other information with the SEC. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find our SEC filings at the SEC’s Internet website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 9, 2011;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2011, filed April 27, 2011; June 30, 2011, filed July 27, 2011; and September 30, 2011, filed October 26, 2011;

•	our current report on Form 8-K dated July 28, 2011, filed August 2, 2011; and

•

all information filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all the securities covered by this prospectus have been sold.

We are not, however, incorporating by reference any documents or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 and 7.01 of Form 8-K.

We will make available free of charge, upon request, copies of this prospectus and any document incorporated by reference in this prospectus, other than exhibits to these documents that are not specifically incorporated by reference into those documents, by writing or telephoning

Boeing Capital Corporation

PO Box 3707, MC 6Y1-00

Seattle, Washington 98124-2207

Attention: Treasury Department

Telephone: (425) 965-4000

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated or deemed incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.